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EXHIBIT 4.3

October 28, 2002

Brookfield Homes Corporation
181 Bay Street
Suite 4430
Toronto, Ontario M5J T3

Attention:	Paul Kerrigan Chief Financial Officer

Dear Sirs:

Re: $50,000,000 Revolving Credit Facility

We are pleased to offer Brookfield Homes Corporation financing on the following basis:

Borrower:	Brookfield Homes Corporation
Lender:	Trilon Bancorp Inc.
Purpose:	For general corporate purposes.
Credit Facility:	Revolving Credit Facility
Lender will establish a revolving credit facility in an aggregate amount not to exceed $50,000,000.
Availability:	Available by way of LIBOR-based Loans. Each LIBOR Loan shall have a period of 1 months, 2 months, 3 months, or 6 months at the option of the Borrower.
Currency:	United States dollars
Drawdown:	As required by the Borrower, subject to three (3) days' prior written notice of the Borrower's intention to draw. Minimum drawing amount of $1,000,000 and in whole multiples of $100,000
Term:	Demand, subject to a six month term-out
Prepayment:	Permitted in whole or in part at any time. The Borrower agrees to pay customary breakage costs.
Ranking:	Unsecured obligation of the Borrower, ranking senior to Subordinated Debt owed to Brookfield Properties Corporation.
Interest Rates:	The Borrower shall pay interest on outstanding borrowings at a rate equal to applicable LIBOR plus 2.50%
Drawdown Fee:	0.25%, earned and payable on the first drawdown.
Costs:	All reasonable fees and any other out-of-pocket costs associated with the credit facility are for the account of the Borrower.

Covenants:	(i)	Maintain minimum shareholders' equity of of $250 million.
	(ii)	Not repay the Subordinated Debt due to Brookfield Properties Corporation
(iii)
Provide audited consolidated financial statements of the Borrower, within 120 days of year end. And quarterly unaudited consolidated financial statements of the Borrower, within sixty (60) days of quarter end.
	(iv)	Provide to the Lender such other information relating to the operations of the Borrower as the Lender may reasonably request.

Events of Default:	(i)	Non-payment of principal or interest for 3 days after notice given by Lender.
	(ii)	Breach of any for 15 days after notice given by Lender.
	(iii)	Wind-up, insolvency, etc.
	(iv)	Material Adverse Change.
Representations and Warranties:		Usual and customary representations and warranties made by the Borrower for a facility of this type.
Syndication:		Lender shall have the right to syndicate this facility, in whole or in part, without the Borrower's consent.

If you wish to proceed with this facility on the terms outlined above, please sign and return this letter prior to October 30, 2002.

Yours truly,
TRILON BANCORP INC.
Per:

Agreed and Accepted
BROOKFIELD HOMES CORPORATION
Per:

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October 28, 2002